Exhibit 10.6

[International]

BAZAARVOICE, INC.

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Bazaarvoice, Inc. 2012 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Award Agreement (the “Award Agreement”).

I.	NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant Name:

Address:

You have been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Total Number of Shares Granted

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Unit will vest in accordance with the following schedule:

[insert vesting schedule]

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Unit, the Restricted Stock Unit and Participant’s right to acquire any Shares hereunder will immediately terminate.

By Participant’s signature and the signature of the representative of Bazaarvoice, Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A and the Stock Trading Plan for Mandatory Sale of Shares to Cover Tax Withholding Obligations attached as Exhibit B (the “Stock Trading Plan”), all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	BAZAARVOICE, INC.

Signature	By

Print Name	Title

Residence Address:

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1. Grant of Restricted Stock Units. The Company hereby grants to the individual named in the Notice of Restricted Stock Unit Grant attached as Part I of this Award Agreement (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 18 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 4, such vested Restricted Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one-half (2 1⁄2) months from the end of the Company’s tax year that includes the vesting date.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6)

month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5. Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.

6. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Withholding of Taxes.

(a) General. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4, as determined by the Administrator in its sole discretion, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.

(b) Default Method of Tax Withholding. The minimum federal, state, and local and foreign income, social insurance, employment and any other applicable taxes which the Company determines must be withheld with respect to and the Restricted Stock Units subject to this Award Agreement (“Tax Withholding Obligation”) will be satisfied by Shares being sold on your behalf pursuant to such procedures as the Company may specify from time to time (it being understood that the Shares to be sold must have vested pursuant to the terms of this Agreement and the Plan). The proceeds from such sale will be used to satisfy your Tax Withholding Obligation (and any associated broker or other fees) arising with respect to your Restricted Stock

Units. Only whole Shares will be sold to satisfy any Tax Withholding Obligation. Any proceeds from the sale of Shares in excess of the Tax Withholding Obligation (and any associated broker or other fees) will be paid to you in accordance with procedures the Company may specify from time to time. By accepting this Award Agreement, you expressly consent to the sale of Shares to cover the Tax Withholding Obligations (and any associated broker or other fees) pursuant to Stock Trading Plan set forth in Exhibit B and agree and acknowledge that you may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.

8. Acknowledgements.

(a) Participant acknowledges receipt of a copy of the Plan (including any applicable appendixes or sub-plans thereunder) and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award of Restricted Stock Units subject to all of the terms and provisions thereof. Participant has reviewed the Plan (including any applicable appendixes or sub-plans thereunder) and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Award. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

(b) The Company (which may or may not be Participant’s Employer) is granting the Restricted Stock Units. The Company will administer the Plan from outside Participant’s country of residence, and United States law will govern all Restricted Stock Units granted under the Plan.

(c) Participant acknowledges that benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. Unless otherwise required by Applicable Laws, the benefits and rights provided under the Plan are not to be considered part of Participant’s salary or compensation for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. Participant waives any and all rights to compensation or damages as a result of the termination of employment with the Company for any reason whatsoever insofar as those rights result or may result from:

(i) the loss or diminution in value of such rights under the Plan, or

(ii) Participant ceasing to have any rights under, or ceasing to be entitled to any rights under the Plan as a result of such termination.

(d) The grant of the Restricted Stock Units, and any future grant of Restricted Stock Units under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Restricted Stock Units nor any future grant of Restricted Stock Units by the Company will be deemed to create any obligation to grant any further Restricted Stock Units, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time to amend, suspend or terminate the Plan.

(e) The Plan will not be deemed to constitute, and will not be construed by Participant to constitute, part of the terms and conditions of employment, and the Company will not incur any liability of any kind to Participant as a result of any change or amendment, or any cancellation, of the Plan at any time.

(f) Participation in the Plan will not be deemed to constitute, and will not be deemed by Participant to constitute, an employment or labor relationship of any kind with the Company.

9. Data Privacy. By entering into this Agreement, and as a condition of the grant of the Restricted Stock Units, Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Employer, and Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer, its Parent or any Subsidiary may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit any shares of stock acquired upon settlement of the Restricted Stock Units. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

10. English Language. Participant has received the terms and conditions of this Agreement and any other related communications, and Participant consents to having received these documents in English. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

11. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

12. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

13. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of Stock Administration at Bazaarvoice, Inc. at 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746, or at such other address as the Company may hereafter designate in writing.

14. Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

17. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

18. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

19. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

21. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

22. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.

23. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

24. Governing Law. This Award Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Travis County, Texas, or the federal courts for the United States for the Western District of Texas no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

EXHIBIT B

STOCK TRADING PLAN FOR MANDATORY SALE OF SHARES TO COVER TAX WITHHOLDING OBLIGATIONS

By accepting the Award of Restricted Stock Units, I am adopting and entering into this stock trading plan (the “Sales Plan”) so that I may receive the necessary proceeds to satisfy any requirements to pay the minimum income taxes, employment taxes, social security taxes, social insurance, payroll taxes, contributions, payment on account obligations, national taxes and other applicable taxes and payments (collectively, “Taxes”) required to be withheld by Bazaarvoice, Inc. (the “Company”) (or the parent or subsidiary of the Company employing me) on my behalf if and when such tax withholding obligations arise as a result of the grant of the Award of Restricted Stock Units or any other grant by the Company to me of any restricted stock units, shares of restricted stock or performance shares. I agree and acknowledge that I am not selling shares of Company common stock (“Shares”) on the basis of or while aware of material nonpublic information or that such sales evidence my awareness of material nonpublic information or information at variance with the Company’s statements to investors.

1. Recitals.

(a) I intend for this Sales Plan to comply with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Therefore, all provisions hereof will be interpreted consistent with Rule 10b5-1 and will be automatically modified to the extent necessary to comply therewith.

(b) I am establishing this Sales Plan in order to permit the orderly disposition of a portion of the Shares that I acquired (or will acquire) pursuant to an award of restricted stock units, restricted stock or performance shares (each, an “Equity Award”). The Shares are being sold to provide the necessary proceeds to satisfy any Taxes if and when any tax withholding obligations arise, as well any broker or other fees associated with such sales. By adopting and entering into this Sales Plan, I agree and acknowledge that I may not satisfy such Taxes and associated broker and other fees by any means other than the sale of Shares pursuant to the terms and conditions of this Sales Plan. This Sales Plan will apply to the mandatory sale of Shares under all future Equity Awards received by me from the Company.

(c) Unless otherwise defined herein, the terms in this Sales Plan will have the same defined meanings as in the Company’s 2012 Equity Incentive Plan (the “Plan”).

2. Representations, Warranties and Covenants. I hereby represent, warrant and covenant that:

(a) I am not aware of any material nonpublic information concerning the Company or its securities. I am entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the United States federal securities laws.

(b) Once vested, the Shares to be sold under this Sales Plan will be owned free and clear by me and are not subject to any liens, security interests or other encumbrances or limitations on disposition other than those imposed by Rule 144 under the Securities Act of 1933, as amended.

(c) If I am an executive officer or director of the Company, I acknowledge that any filings required under Section 16 of the Exchange Act are my sole responsibility.

(d) I am aware that in order for this Sales Plan to constitute a plan pursuant to Rule 10b5-1(c) of the Exchange Act, I must not enter into or alter a corresponding or hedging transaction with respect to the Shares.

(e) I will not directly or indirectly communicate any information relating to the Company or the Company’s securities to any employee of the Broker (defined below) or its affiliates who is directly or indirectly involved in executing this Sales Plan at any time while this Sales Plan is in effect.

3. Implementation of the Plan.

(a) I hereby appoint the Company to appoint a broker (the “Broker”) to sell Shares pursuant to the terms and conditions set forth below.

(b) The Broker is authorized to begin selling Shares pursuant to this Sales Plan commencing on the date that the first Shares under the Equity Award vest or at the time a tax withholding obligation arises with respect to the Equity Award. The Broker will sell such number of Shares as will be required to satisfy (i) any applicable Taxes in accordance with my then current applicable withholding rate (including any supplemental rate), and (ii) any associated broker or other fees.

(c) I understand that the Broker may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker or any other event or circumstance (a “Blackout”). I also understand that even in the absence of a Blackout, the Broker may be unable to effect sales consistent with ordinary principles of best execution, due to insufficient volume of trading, or other market factors in effect on the date of a sale. I agree that neither the Company and its affiliates and their directors, officers, employees, and agents nor the Broker and its affiliates and their directors, officers, employees, and agents (collectively, “Persons”) will have any liability whatsoever to me for any action taken or omitted to be taken in connection with the Sales Plan, the making of any sale, or any amendment, modification or termination of this Sales Plan, unless such liability is determined in a non-appealable order of a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or bad faith of the Person. I further agree to hold each Person free and harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and costs) incurred or sustained by such Person in connection with or arising out of any suit, action or proceeding relating to this Sales Plan, any sale, or any amendment, modification or termination of this Sales Plan (each an “Action”) and to reimburse each Person for its expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability or expense is determined in a non-appealable order of a court of competent jurisdiction to be solely the result of such Person’s gross negligence, willful misconduct, or bad faith.

(d) The Company is authorized to make special handling trade services available to me through the Broker (by or through its affiliates and/or other third party broker dealers designated by the Broker), under which the Shares may be aggregated as one order with Shares in all other participants’ Sales Plans, thereby resulting in non-preferential pricing of order execution and an average sale execution price of Shares under all participants’ Sales Plans. I understand that the Company may suspend the special handling trade services in its sole discretion and that the Company or the Broker may terminate the special handling trade services agreement at any time.

4. Termination. This Sales Plan will terminate upon the last day of my service with the Company, or Company subsidiary employing me. This Sales Plan may not be terminated, modified or amended at any time without the prior approval of the Administrator.